101 Larkspur Landing Suite 321 Larkspur, CA 94939

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of DentonX Inc. on Form S-1/A Amendment No. 1, our report dated March 20, 2026, with respect to our audit of DentonX Inc.’s, (the “Company”) financial statements as of September 30, 2025, and for the period from September 3, 2025 (inception) to September 30, 2025. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We consent to the use of our name as it appears under the caption “Experts”.

Very truly yours,

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

April 22, 2026